UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 9, 2009
ASSURANCEAMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	0-06334	87-0281240

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification Number)

RiverEdge One, Suite 600 5500 Interstate North Parkway Atlanta, Georgia	30328

(Address of principal executive offices)	(Zip Code)
(770) 952-0200 x6259

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) (1): Effective July 9, 2009, AssuranceAmerica Corporation (the “Company”) hired John M. Mongelli as Senior Vice President of Finance. Mr. Mongelli will assume the role of Chief Financial Officer on August 16, 2009, following the filing of the Company’s June 30, 2009, Quarterly Report on Form 10-Q.
     (c) (2): Mr. Mongelli was Vice President and Corporate Treasurer for Choicepoint, Inc. from 2005 through November 2008; he was Vice President of Investor Relations for Choicepoint, Inc. from 2000 to 2005. Prior to working with Choicepoint, Inc., Mr. Mongelli worked for approximately ten (10) years in various capacities with various Coca Cola companies. Mr. Mongelli is a CPA and 45 years old. He is a graduate of Villanova University and earned an MBA from Kellogg School of Management.
     (c) (3): The Company and Mr. Mongelli will enter into an Employment Agreement to be effective July 9, 2009 with the following material terms: (i) in the event of a termination of employment without cause ( as defined in the agreement), the Company will pay Mr. Mongelli twelve months base salary and reimburse him for his COBRA premium for up to twelve months, (ii) if a termination of employment (as defined in the agreement) occurs within twelve months for a change in control of the Company, (a) all options outstanding will vest and (b) the Company will pay Mr. Mongelli severance payments equal to twelve months base salary plus 100% of the Target Bonus (as defined in the agreement), (c) COBRA premiums for twelve months, and (d) earned salary and pro rata Target Bonus through the date of termination. All post termination compensation will be conditioned upon Mr. Mongelli’s compliance with certain post termination restrictive covenants regarding confidential information, solicitation of customers, and non-solicitation and hiring of associates of the Company.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 14, 2009	ASSURANCEAMERICA CORPORATION
	By:	/s/ Mark H. Hain
Mark H. Hain, Executive Vice President, Secretary and General Counsel